Exhibit 99.1

Blackstone Real Estate Announces Key Leadership Appointments

Katie Keenan appointed CEO of BREIT and Global Head of Core+ Real Estate

Tim Johnson appointed CEO of BXMT

New York – September 19, 2025 – Blackstone (NYSE: BX) today announced several senior leadership updates within its Real Estate business.

BREIT and Core+ Leadership

Katie Keenan has been appointed Chief Executive Officer and a Director of Blackstone Real Estate Income Trust, Inc. (“BREIT”) and Global Head of the Core+ Real Estate business. She succeeds Wesley M. LePatner, who served in both roles until her tragic passing on July 28, 2025.

Ms. Keenan is a long-tenured Blackstone executive and has held numerous leadership positions since joining the firm in 2012. She currently serves as Global Co-Chief Investment Officer of Blackstone Real Estate Debt Strategies (“BREDS”) and Chief Executive Officer of Blackstone Mortgage Trust, Inc. (NYSE: BXMT), a publicly-traded commercial mortgage REIT managed by a subsidiary of Blackstone. Ms. Keenan has been integral to the success of BXMT and the broader BREDS business, helping grow the BREDS platform to $77 billion today.

Zaneta Koplewicz, currently BREIT Head of Shareholder Relations, has been named Co-President and Director of BREIT with current Co-President, Blackstone veteran A.J. Agarwal. BREIT Interim CEO Rob Harper will resume his long-time role as BREIT Head of Asset Management.

Ms. Keenan said: “Thanks to the dedication of Wesley and many others, BREIT represents some of Blackstone’s finest work. Its strong performance is driven by a portfolio that is ~90% concentrated in sectors that are benefitting from long-term, secular megatrends, particularly data centers. BREIT is incredibly well-positioned and I am looking forward to working with the team to capitalize on the ongoing real estate recovery, with new supply falling sharply, the cost of debt capital coming down, and transaction activity picking up.”

BREIT’s highly differentiated portfolio positioning has led to a 9.2% annualized net return on Class I since inception over 8 and a half years ago, over 60% higher than the public REIT index on a cumulative basis.

BXMT Leadership

Tim Johnson has been appointed Chief Executive Officer of BXMT, succeeding Ms. Keenan. As the Global Head of BREDS and Chair of BXMT’s Board, Mr. Johnson has played an active role in overseeing BXMT for over a decade and has deep expertise across Blackstone’s commercial real estate credit investment strategies. Mr. Johnson is a seasoned investor and has been with Blackstone since 2011. He will continue as the Global Head of BREDS and Chair of BXMT’s Board.

Austin Peña, currently Executive Vice President, Investments of BXMT, has been named President and Director, and will continue leading the company’s investment, capital allocation, and balance sheet strategy.

Mr. Johnson said: “I’ve had the honor of serving as BXMT’s Chair and I am looking forward to building on BXMT’s momentum, including $2.6 billion in new investments last quarter and a nearly 20% YTD total return. The team’s breadth and creativity enable us to source investments across channels and markets, unlocking value during a particularly compelling period. The entire BREDS platform, which includes BXMT, has been incredibly active capturing this real estate credit environment, having deployed $38 billion since the beginning of 2024, and we expect that activity to continue across the business.”

Nadeem Meghji and Kathleen McCarthy, Global Co-Heads of Blackstone Real Estate, said: “The resilience demonstrated by our team in recent weeks has been nothing short of extraordinary. We are fortunate to have a deep bench of talented colleagues with a relentless focus on delivering for our investors. Katie and Tim both have invaluable leadership and investing experience that we believe will continue to drive strong performance across both businesses.”

All changes are effective November 10, 2025, with the exception of Ms. Keenan’s appointment as Global Head of Core+ Real Estate, which is effective immediately.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $325 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, data centers, residential, office and hospitality. Our opportunistic funds seek to acquire undermanaged, well-located assets across the world. Blackstone’s Core+ business invests in substantially stabilized real estate assets globally, through both institutional strategies and strategies tailored for income-focused individual investors including Blackstone Real Estate Income Trust, Inc. (BREIT). Blackstone Real Estate also operates one of the leading global real estate debt businesses, providing comprehensive financing solutions across the capital structure and risk spectrum, including management of Blackstone Mortgage Trust, Inc. (NYSE: BXMT).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. You can identify these forward-looking statements by the use of words such as “outlook,” “objective,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These may include financial estimates and their underlying assumptions, statements about plans, objectives, intentions, and expectations with respect to positioning, including the impact of macroeconomic trends and market forces, future operations, and future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in the Annual Reports on Form 10-K of Blackstone Inc., BREIT and BXMT for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in their respective periodic filings with the Securities and Exchange Commission (“SEC”) which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts

Jeffrey Kauth

Jeffrey.Kauth@Blackstone.com

(212) 583-5395